Axos Financial, Inc. Closes E*TRADE Advisor Services Acquisition

SAN DIEGO, CA – (BUSINESSWIRE) – August 2, 2021 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the "Company”), parent of Axos Bank, announced today that it has closed its acquisition of E*TRADE Advisor Services (“EAS”), the registered investment advisor (“RIA”) custody business Morgan Stanley acquired in its acquisition of E*TRADE Financial Corporation in 2020. EAS had approximately $24.8 billion of assets under custody, including $1.2 billion of client cash sweeps, at July 30, 2021. EAS has been rebranded Axos Advisor Services and operates as the RIA custody business within Axos Clearing LLC.

“I’m excited to welcome the EAS team and clients to Axos,” said Gregory Garrabrants, President and Chief Executive Officer of Axos Financial, Inc. “With the dedication and hard work from both teams, we successfully completed the conversion of EAS and received the required regulatory approval to transition EAS to a broker-dealer platform in less than four months. The addition of a turnkey technology platform serving 200 RIA custody relationships with approximately $25 billion of combined assets under custody significantly accelerates our time-to-scale in this business. We see abundant opportunities to expand the breadth and quality of banking and securities services to independent RIAs, advisors and their end clients.”

About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc. is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank is a nationwide bank, with approximately $14.3 billion in assets, that provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC, with approximately $41 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the KBW Nasdaq Financial Technology Index, and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance, specifically the acquisition of EAS. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
Johnny Lai, CFA
VP, Corporate Development and Investor Relations
Axos Financial, Inc.
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com